Exhibit 99.1

FOR IMMEDIATE RELEASE

MERUELO MADDUX ANNOUNCES

2007 SECOND QUARTER RESULTS

LOS ANGELES, CA — August 14, 2007 — Meruelo Maddux Properties, Inc. (NASDAQ: MMPI), a self-managed, full-service real estate company that develops, redevelops and owns commercial and residential properties, today announced results for the three months ended June 30, 2007.

Second Quarter 2007 Highlights

•	Achieved key milestones on several important development projects, including:

–	Union Lofts—Renovation work on-schedule and on-budget; completion to be achieved by the end of the third quarter, 2007 and leasing to begin at the first of the fourth quarter, 2007.

–	Barstow Produce Center—Completed construction of the first building phase ahead of schedule and on budget.

–	Completed the lease up of the project at 788 Alameda Street

–	717 West 9th Street—Completed the below-grade shoring and structural work and raised the structure of the building above grade level.

•	Completed the acquisition of five properties, adding approximately 260,100 square feet of existing building area on nearly ten acres of land to the portfolio.

“This past quarter was very productive for MerueloMaddux and I am pleased with our execution in several key aspects of our business,” said Richard Meruelo, Chairman and Chief Executive Officer of MerueloMaddux. “Our operating portfolio performed as expected and helped generate total revenues of $6.7 million during the second quarter. We also made excellent progress on our development activities and achieved several milestones for key properties on-or-ahead of schedule. This included completing construction of the first building phase of the Barstow Produce Center and completing the below-grade shoring of the 717 West 9th Street project and raising the structure above grade level. I am also pleased to report that our Union Lofts project, which consists of 92 residential units, remains on-track with leasing activities expected to commence in the fourth quarter this year.”

Mr. Meruelo concluded, “In addition to these achievements, we have been working on an agreement with a major lender to secure a significant enterprise-level revolving credit facility that we believe will enhance the Company’s financial flexibility and reduce our overall borrowing costs. Given the choppiness of the debt markets we will not comment further except to say that we expect to complete a transaction in the near term on satisfactory terms.”

Financial and Operating Results

Results from operations described herein relate to the combined financial statements of the Company’s predecessor business as well as those of the Company.

For the six months ended June 30, 2007, total revenues increased 4.4% to $13.8 million compared to $13.3 million in the same period in 2006, primarily due to higher rental income. Net loss was $(7.2) million, or $(0.08) per basic and diluted share, for the six months ended June 30, 2007 compared to a net loss of $(7.5) million for the same period in 2006.

For the three months ended June 30, 2007, total revenue decreased 5.5% to $6.7 million compared to $7.1 million in the same period in 2006. The decrease was primarily due to lower interest income from an affiliate note receivable and intentionally increased vacancies due to our ongoing property redevelopment efforts. Total expenses decreased 18.4% to $10.3 million from $12.6 million in the second quarter of 2006. The decrease is primarily due to lower interest expense resulting from the payoff of the CalPERS credit facility and other mortgage debt using proceeds from the IPO, partially offset by higher rental expense, depreciation and amortization and general and administrative expense associated with the additional rental properties. During the second quarter of 2006, the Company recorded a $1.3 million gain on sale of real estate related to the sale of the Leonis Cold Storage. There were no corresponding sales during the comparable period in 2007. Net loss was $(3.6) million, or $(0.04) per basic and diluted share, for the three months ended June 30, 2007 compared to a net loss of $(4.2) million for the same period in 2006.

Company’s Portfolio

As of June 30, 2007, the Company owns, leases with rights to purchase and has rights to acquire interests in 33 development and redevelopment projects and 22 projects that have been developed, collectively totaling 5.3 million existing square feet on 264 acres and consisting of 9 food industry projects, 9 wholesale projects, 21 small tenant projects and 16 residential projects. Most of the projects are located in or around the downtown area of Los Angeles, and all of the projects are in Southern California.

Development Activities

As of June 30, 2007, the Company owned interests in, or had rights to acquire, 33 properties under development that are expected to total approximately 3.65 million square feet of commercial space and approximately 5,550 residential units, which the Company intends to own and operate upon completion of the developments.

In the second quarter, the Company completed five property acquisitions that included 2000 San Fernando Road, 410 Boyd Street, 12361 San Fernando Road, 620 Gladys and Meruelo Baldwin Park, for a total cost of $44.7 million, of which $7.6 million had been previously paid in the form of deposits. The remaining obligations were funded through three variable rate mortgages totaling $34.5 million and $2.6 million in cash. On a combined basis, these projects total approximately 9.75 acres with 260,100 square feet of existing building area.

Subsequent to the end of the second quarter, the Company completed two additional acquisitions including the Baldwin Park Buildings, a property contiguous to Meruelo Baldwin Park, for a purchase price of $1.9 million paid in cash, and 1875 West Mission Boulevard, for a purchase price of $20.0 million, which included the assumption of a fixed rate mortgage of $8.8 million and the remaining $11.2 million was paid in cash.

The continuing growth of the downtown Los Angeles residential market, as well as the strength of downtown’s commercial/industrial markets has attracted considerable national and local press attention, some of which can be seen on Company’s web site under the web page “Market Perspectives.”

Liquidity and Capital Resources

As of June 30, 2007, the Company had cash and cash equivalents of $50.3 million, with notes payable secured by real estate representing 28.4% of the Company’s total market capitalization. MerueloMaddux believes that it will have sufficient capital to satisfy its liquidity requirements over the next 12 months.

Conference Call and Webcast

A conference call with simultaneous webcast to discuss MerueloMaddux’s 2007 first quarter results will be held on Tuesday, August 14, 2007 at 1:00 p.m. Eastern / 10:00 a.m. Pacific. Interested participants and investors may access the teleconference call by dialing 800-257-6607 (domestic) or 303-262-2143 (international). There will also be a live webcast of the call available on the Investor Relations section of MerueloMaddux’s web site at www.meruelomaddux.com. Webcast participants are encouraged to go to the web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.

MerueloMaddux’s management team will discuss the Company’s financial results, business highlights and outlook. After the live webcast, a replay will remain available in the Investor Relations section of MerueloMaddux’s web site. A replay of the teleconference will be available at 800-405-2236 (domestic) or 303-590-3000 (international) through August 21, 2007; the conference pass code is 11095319.

Supplemental Information

Supplemental financial information for the Company’s second quarter financial results will be available later today on the Company’s Website, www.meruelomaddux.com, in the Investor Relations section under the heading ‘Presentations & Webcasts’.

About Meruelo Maddux Properties

MerueloMaddux Properties is a self-managed, full-service real estate company that develops, redevelops and owns commercial and residential properties in downtown Los Angeles and other densely populated urban areas in California that are undergoing demographic or economic changes. MerueloMaddux Properties is committed to socially responsible investment. Through its predecessor business, MerueloMaddux Properties has been investing in urban real estate since 1972.

Safe Harbor

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “would,” “could,” “should,” “seeks,” “approximately,” “intends,” “plans,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. Forward-looking statements in this press release include, among others, statements about the real estate market in the greater Los Angeles area, acquisition activity, project development or redevelopment schedules and budgets and financings. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company’s control and which could materially affect actual results, performances or achievements. Our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our common stock, along with the following factors that could cause actual results to vary from our forward-looking statements: (i) the general volatility of the capital markets, (ii) changes in our business and investment strategy, (iii) availability, terms and deployment of capital, (iv) perception of the commercial and residential subsegments of the real estate industry, (v) changes in supply and demand dynamics within the commercial and residential subsegments of the real estate industry, (vi) availability of qualified personnel, (vii) change in costs associated with development or redevelopment and repositioning of projects, (viii) changes in interest rates, (ix) changes in applicable laws and regulations (including land use entitlement processes), (x) changes in political climates that may affect our proposed development and redevelopment projects, (xi) state of the general economy and the greater Los Angeles economy in which our projects are located, and (xii) the degree and nature of our competition. Accordingly, there is no assurance that the Company’s expectations will be realized. Except as otherwise required by the federal securities laws, the Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Media Contact:	Investors/Analysts:
Michael Bustamante	Erin Cox
Corporate Communications	Investor Relations
213.291.2800 (Office)	310.854.8319

-Financial Tables to Follow-

MERUELO MADDUX PROPERTIES, INC., AND MERUELO MADDUX PROPERTIES (THE PREDECESSOR)

CONDENSED CONSOLIDATED AND COMBINED STATEMENT OF OPERATIONS

(Unaudited)

	Meruelo Maddux Properties, Inc.	The Predecessor	Meruelo Maddux Properties, Inc.	The Predecessor		The Predecessor
	Three Months Ended June 30, 2007	Three Months Ended June 30, 2006	Period January 30, 2007 through June 30, 2007	Period January 1, 2007 through January 29, 2007	Six Months Ended June 30, 2007	Six Months Ended June 30, 2006
Revenue:
Rental income	$5,562,345	$5,594,169	$9,348,388	$1,957,253	$11,305,641	$10,623,649
Management fees	73,004	109,500	119,637	12,083	131,720	210,200
Interest income	986,052	1,346,679	2,028,599	205,252	2,233,851	2,251,998
Other income	67,467	29,941	145,789	27,700	173,489	169,137

	6,688,868	7,080,289	11,642,413	2,202,288	13,844,701	13,254,984
Expenses:
Rental expenses	3,377,024	1,875,963	5,750,256	999,546	6,749,802	3,898,442
Interest expense	2,508,662	8,163,723	4,001,168	2,130,375	6,131,543	13,303,894
Depreciation and amortization	1,931,859	1,263,945	2,913,934	449,000	3,362,934	2,361,323
General and administrative	2,489,453	1,323,419	4,138,982	627,700	4,766,682	2,503,680

	10,306,998	12,627,050	16,804,340	4,206,621	21,010,961	22,067,339

Operating loss	(3,618,130)	(5,546,761)	(5,161,927)	(2,004,333)	(7,166,260)	(8,812,355)
Discontinued operations:
Gain on sale of real estate		1,328,755		—		1,328,755

Loss before income taxes	(3,618,130)	(4,218,006)	(5,161,927)	(2,004,333)	(7,166,260)	(7,483,600)
Provision (benefit) for income taxes

Net loss	$(3,618,130)	$(4,218,006)	$(5,161,927)	$(2,004,333)	$(7,166,260)	$(7,483,600)

Basis and diluted loss per share	(0.04)	N/A	(0.06)	N/A	(0.08)	N/A

Weighted average common shares outstanding—basis and diluted	85,827,143	N/A	85,238,159	N/A	85,238,159	N/A

MERUELO MADDUX PROPERTIES, INC., AND MERUELO MADDUX PROPERTIES (THE PREDECESSOR)

CONDENSED CONSOLIDATED AND COMBINED BALANCE SHEETS

	Meruelo Maddux Properties, Inc.	The Predecessor
	June 30, 2007	December 31, 2006
	(Unaudited)
ASSETS
Cash	$50,290,248	$2,380,945
Restricted cash	1,215,036	2,326,961
Accounts receivable	1,943,155	2,103,475
Rental properties, net	299,124,453	216,972,297
Real estate held for development	396,149,307	277,836,876
Other assets, net	4,006,889	6,435,997

Total assets	$752,729,088	$508,056,551

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$5,522,443	$7,080,651
Accrued expenses and other liabilities	14,654,099	49,163,555
Due to affiliates, net	—	4,226,834
Notes payable secured by real estate	277,956,798	342,643,062
Note payable to CalPERS	—	150,000,000
Deferred taxes, net	39,560,371	—

Total liabilities	337,693,711	553,114,102

Commitments and contingencies	—	—

Common stock, $.01 par value, 200,000,000 shares authorized, 85,845,000 and 200 shares issued and outstanding as of June 30, 2007 and December 31, 2006, respectively	858,450	4,000
Additional paid in capital	441,953,069	11,662,594
Affiliate notes receivable	(22,614,214)	(24,672,856)
Retained earnings (deficit)	(5,161,928)	(32,051,289)

Total stockholders’ equity (deficit)	415,035,377	(45,057,551)

Total liabilities and stockholders’ equity	$752,729,088	$508,056,551

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